Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports double-digit revenue growth for fourth quarter financial results

•	Revenues of $573 million, up 33 percent; up 20 percent excluding Travel Channel

•	Income from continuing operations before tax of $215 million, up 81 percent

•	Net income attributable to SNI per fully diluted share of $0.77: excluding adjustments, $0.68 per share

For immediate release

Feb. 10, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the fourth quarter 2010.

Consolidated revenues for the quarter increased 33 percent to $573 million from the prior-year period. Excluding Travel Channel, in which the company acquired a controlling interest on Dec. 15, 2009, consolidated revenue increased 20 percent to $504 million, year-over-year.

Results for the three-month period ended Dec. 31 reflect strong double-digit growth in advertising revenue of $358 million, up 23 percent, and affiliate fee revenue of $139 million, up 61 percent year-over-year. The growth was driven by strong performance from the company’s Lifestyle Media business segment, which includes HGTV, Food Network and Travel Channel. Excluding the Travel Channel, advertising revenue increased 11 percent and affiliate fee revenue increased 39 percent.

Also contributing to improved consolidated results was a 38 percent increase in revenues to $67.8 million from the company’s Interactive Services segment, which includes Shopzilla’s growing suite of shopping-related Web sites. The growth in Shopzilla revenues is attributable to stronger operating results in Europe and the success the company has had improving the online shopping experience domestically and abroad for consumers and merchants.

Consolidated expenses for the quarter increased 17 percent from the prior-year period to $326 million.

The increase in expenses was due primarily to the consolidation of Travel Channel results and increased marketing to support brand-building initiatives at all of the company’s television networks. Expenses for the fourth quarter of 2010 also include:

•	$2.3 million in one-time costs related to the integration of the Travel Channel; and

•

An $8.6 million write-off of Travel Channel programming that was in development prior to the company’s management of the network. The programming write-off is related to the company’s declared intention to redefine the travel television programming genre.

For expense comparison purposes, the prior-year fourth quarter included:

•	A $21.1 million write-down of programming as a result of the decision to rebrand Fine Living as the Cooking Channel;

•	$13.6 million related to the Travel Channel acquisition on December 15, 2009, and international investments; and

•	$4.4 million in marketing and legal expenses to support the company’s affiliate agreement renewals.

For the fourth quarter 2010, income from continuing operations before taxes increased 81 percent to $215 million from the prior-year period. Total segment profit increased 63 percent to $247 million. (See note 3 for definition of segment profit).

Fourth-quarter net income attributable to Scripps Networks Interactive was $131 million, or $0.77 per share, compared with $94.4 million, or $0.57 per share, in the fourth quarter 2009.

Fourth quarter 2010 results included:

•	A $15.7 million income tax benefit related to the settlement of tax positions from prior-years; and

•	A $4.7 million increase due to the contribution of the Cooking Channel to the Food partnership which diluted the non-controlling owner’s interest.

The fourth quarter of 2009 included:

•	A $28.7 million gain related to the sale of the company’s uSwitch subsidiary;

•	An $8.3 million benefit related to certain tax adjustments from prior periods; and

•	A $4.8 million reduction due to financing costs related to the Travel Channel acquisition.

Excluding the items noted, fourth quarter 2010 earnings per share would have been $0.68 and 2009 earnings per share would have been $0.52.

“The power of our lifestyle television networks and related content businesses is evident in the company’s superior operating results,” said Kenneth W. Lowe chairman, president and chief executive officer for Scripps Networks Interactive. “The high level of engagement that consumers have with our targeted television and Internet brands led to exceptional growth during the fourth quarter and for the full year 2010.”

“Food Network and HGTV are consistent fan favorites and valuable marketing platforms for an ever-expanding list of prestigious advertisers.” Lowe said. “And at Travel Channel, just a year now under our direction, we’re attracting a bigger and younger audience than ever before. Looking ahead, we’ll be unveiling a wealth of exciting new programming ideas and concepts across all of our networks that we believe will further define and secure our competitive advantage as leader in lifestyle programming.”

“While our lifestyle content businesses drive consolidated results, significantly improved operating performance at our online comparison shopping businesses also contributed to the company’s overall growth in the fourth quarter,” Lowe said. “Shopzilla’s online shopping brands, including BizRate and Beso, have clearly positioned themselves as consumer-focused interactive destinations that shoppers and merchants value.”

Here are fourth-quarter results by operating segment:

Lifestyle Media

Lifestyle Media revenue was $501 million, up 32 percent. Advertising revenue was $353 million, up 23 percent. Affiliate fee revenue grew 61 percent to $138 million. Excluding Travel Channel, Lifestyle Media revenue was up 17 percent. Advertising revenue was up 10 percent and affiliate fee revenue increased 39 percent.

Total expenses increased 19 percent to $253 million.

Programming expenses increased 8.1 percent to $108 million. Programming expenses include an $8.6 million write-down for Travel Channel programming. Programming expenses excluding Travel Channel were down 10 percent. Programming expenses in 2009 included the one-time $21.1 million write-down for the Fine Living rebranding.

Non-programming costs increased 29 percent to $145 million, due to:

•	The consolidation of Travel Channel operating results; and

•	Increased marketing to support brand-building initiatives at all of the company’s television networks.

During the fourth quarter, Lifestyle Media segment profit was up 48 percent to $248 million compared with $168 million in the prior-year period. Lifestyle Media segment profit margin was 49 percent, up from 44 percent in the prior-year fourth quarter.

Revenue at HGTV was $176 million, up 13 percent. HGTV now reaches 99 million U.S. households, up more than 700,000 from the end of the fourth quarter 2009.

Revenue at Food Network was $178 million, up 23 percent. Food Network reaches 100 million U.S. households, up from 99 million at the end of the fourth quarter 2009.

Revenue at Travel Channel increased 5.4 percent to $68.1 million, on a pro-forma basis. Travel Channel reaches 96 million U.S. households, up from 95 million at the end of the fourth quarter 2009.

Revenue at DIY Network was up 23 percent to $22.8 million. DIY can be seen in 54 million U.S. households, up 300,000 households from a year ago.

Revenue at Cooking Channel (formerly Fine Living Network) was $15.7 million, up 28 percent. These results include a $2.9 million increase in amortization for distribution incentives related to the rebranding of the Fine Living Network to the Cooking Channel. Excluding this item, revenue at the Cooking Channel was $18.6 million, up 52 percent from the prior-year quarter. The company completed its rebranding of Fine Living Network to the Cooking Channel on May 31, 2010. Cooking Channel reaches 57 million U.S. households vs. 56 million that Fine Living reached during the same timeframe last year.

Revenue at Great American Country (GAC) increased 1.9 percent to $7.7 million. GAC can be seen in 59 million U.S. households compared with 58 million homes at the end of the fourth quarter 2009.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded Web sites, was $29.2 million, up 5.1 percent.

Interactive Services

Revenue increased 38 percent to $67.8 million compared with the year-ago quarter.

Segment profit more than doubled to $20.8 million compared with the year-ago quarter.

The improved results are attributable to the significant expansion of Shopzilla’s share in Europe and to the company’s ongoing efforts to enhance the competitive position of its U. S. online comparison shopping Web sites, which includes BizRate.com, Beso.com, Tada.com and Shopzilla.com.

Shopzilla’s U.S. business has returned to growth compared with prior periods after undertaking significant efforts to restage the business in response to changing market dynamics. Redirects at Shopzilla Web sites were up 39 percent year-over-year during the quarter. The growth in redirects per session is a positive indication that the Web sites are helping consumers more effectively find what they are looking for and producing more qualified leads for Shopzilla’s advertising partners.

Full-year Results

Consolidated operating revenue in 2010 was $2.1 billion, up from $1.5 billion in the prior year. Excluding Travel Channel results, consolidated operating revenue in 2010 was $1.8 billion.

Consolidated net income attributable to Scripps Networks Interactive was $411 million, or $2.45 per share compared with $299 million, or $1.81 per share from the prior year.

Following are full-year results by operating segment:

Total Lifestyle Media revenue increased 37 percent to $1.9 billion compared with $1.4 billion in 2009. Advertising revenue was $1.3 billion, up 28 percent from the prior year. Affiliate fee revenue was up 69 percent from 2009 to $551 million.

Lifestyle Media segment profit increased to $904 million, up 42 percent from the prior year.

Total Interactive Services revenue increased 6.1 percent to $184 million from $174 million the prior year.

Interactive Services segment profit was up 26 percent to $38.7 million compared with $30.7 million the previous year.

Total company capital expenditures were $77.9 million vs. $91.7 million in 2009.

2011, Full-year Guidance

The company provided the following outlook for 2011.

Lifestyle Media

•	Total revenue is expected to increase 10 percent to 12 percent.

•	Programming expenses are expected to increase 6 percent to 9 percent.

•	Non-programming expenses are expected to be flat to down 2 percent.

Interactive Services

Interactive Services segment profit is expected to be $50 million to $55 million.

International

International operating losses are expected to be $5 million to $10 million.

Other items

•	Capital expenditures, $75 million to $85 million.

•	Effective tax rate, 32 percent to 34 percent.

•	Depreciation and amortization, $125 million to $135 million.

•	Interest expense, $33 million to $35 million.

•	Noncontrolling share of net income, $125 million to $135 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1092 (U.S.) or 612-332-0107 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Fourth Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. EST Feb. 10 until 11:59 p.m. EST Feb. 24. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 188897. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2009 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country; and Interactive Services, with leading online search and comparison shopping services BizRate, Beso and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended December 31,			Twelve months ended December 31,
(in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Operating revenues	$573,041	$429,739	33.3%	$2,067,162	$1,541,248	34.1%
Costs and expenses	(326,067)	(277,721)	17.4%	(1,193,326)	(939,600)	27.0%
Depreciation and amortization of intangible assets	(30,087)	(22,900)	31.4%	(124,975)	(81,470)	53.4%
Gains (losses) on disposal of PP&E	(549)	(1,542)	(64.4)%	(1,833)	(2,509)	(26.9)%

Operating income	216,338	127,576	69.6%	747,028	517,669	44.3%
Interest expense	(8,621)	(1,789)		(35,167)	(2,810)
Travel Channel financing costs		(12,118)			(12,118)
Equity in earnings of affiliates	8,644	5,792	49.2%	30,126	18,626	61.7%
Miscellaneous, net	(919)	(389)		(2,083)	(1,110)	87.7%

Income from continuing operations before income taxes	215,442	119,072	80.9%	739,904	520,257	42.2%
Provision for income taxes	(60,057)	(31,025)	93.6%	(220,924)	(161,474)	36.8%

Income from continuing operations, net of tax	155,385	88,047	76.5%	518,980	358,783	44.7%
Income from discontinued operations, net of tax		27,976		10,029	26,091

Net income	155,385	116,023	33.9%	529,009	384,874	37.4%
Net income attributable to noncontrolling interests	(24,772)	(21,669)	14.3%	(118,037)	(85,548)	38.0%

Net income attributable to SNI	$130,613	$94,354	38.4%	$410,972	$299,326	37.3%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.77	$0.40		$2.39	$1.65
Income from discontinued operations attributable to SNI common shareholders	0.00	0.17		0.06	0.16

Net income attributable to SNI common shareholders	$0.77	$0.57		$2.45	$1.81

Weighted average diluted shares outstanding	169,220	165,608		168,009	165,381

Amounts attributable to SNI:
Income from continuing operations	$130,613	$66,378		$400,943	$273,235
Income from discontinued operations		27,976		10,029	26,091

Net income attributable to SNI	$130,613	$94,354		$410,972	$299,326

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
	December 31, 2010	December 31, 2009
(in thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$549,897	$254,370
Accounts and notes receivable (less allowances: 2010- $5,185; 2009- $5,587)	538,734	430,410
Programs and program licenses	271,204	271,773
Other current assets	86,411	25,716

Total current assets	1,446,246	982,269
Investments	48,536	46,395
Property, plant and equipment, net	247,601	239,644
Goodwill	666,502	670,494
Other intangible assets, net	632,990	681,312
Programs and program licenses (less current portion)	252,522	255,839
Unamortized network distribution incentives	82,339	71,266
Other non-current assets	11,696	15,843

Total Assets	$3,388,432	$2,963,062

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,719	$27,538
Program rights payable	26,256	20,350
Customer deposits and unearned revenue	31,377	16,865
Employee compensation and benefits	53,557	43,377
Accrued marketing and advertising costs	19,172	13,477
Other accrued liabilities	68,361	89,101

Total current liabilities	209,442	210,708
Deferred income taxes	96,593	119,515
Long-term debt	884,395	884,239
Other liabilities (less current portion)	117,708	99,662

Total liabilities	1,308,138	1,314,124

Redeemable noncontrolling interests	158,148	113,886

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2010 - 133,288,144 shares; 2009 - 129,443,195 shares	1,332	1,295
Voting - authorized: 60,000,000 shares; issued and outstanding: 2010 - 34,359,113 shares; 2009 - 36,338,226 shares	344	363

Total	1,676	1,658
Additional paid-in capital	1,371,050	1,271,209
Retained earnings	414,972	113,853
Accumulated other comprehensive income (loss)	(11,525)	(3,004)

Total SNI shareholders’ equity	1,776,173	1,383,716
Noncontrolling interest	145,973	151,336

Total equity	1,922,146	1,535,052

Total Liabilities and Equity	$3,388,432	$2,963,062

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Twelve months ended
	December 31,
(in thousands)	2010	2009
Cash Flows from Operating Activities:
Net income	$529,009	$384,874
Income from discontinued operations	(10,029)	(26,091)
Depreciation and intangible assets amortization	124,975	81,470
Amortization of network distribution costs	34,002	37,830
Program amortization	400,835	328,688
Equity in earnings of affiliates	(30,126)	(18,626)
Program payments	(393,539)	(284,409)
Capitalized network distribution incentives	(45,881)	(7,455)
Dividends received from equity investments	29,194	21,702
Deferred income taxes	(19,811)	(22,983)
Stock and deferred compensation plans	24,664	20,549
Changes in certain working capital accounts:
Accounts receivable	(109,269)	(5,164)
Other assets	399	(4,346)
Accounts payable	(16,006)	(1,609)
Accrued employee compensation and benefits	10,808	6,483
Accrued income taxes	(70,870)	13,710
Other liabilities	15,536	10,438
Other, net	3,576	2,574

Net cash provided by (used in) continuing operating activities	477,467	537,635
Net cash provided by (used in) discontinued operating activities	10,029	(15,296)

Net operating activities	487,496	522,339

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(76,979)	(90,006)
Increase in short-term investments		3,084
Purchase of subsidiary companies and noncontrolling interests	(14,400)	(877,500)
Purchase of long-term investments	(1,225)	(3,385)
Other, net	1,427	(1,638)

Net cash provided by (used in) continuing investing activities	(91,177)	(969,445)
Net cash provided by (used in) discontinued investing activities		9,328

Net investing activities	(91,177)	(960,117)

Cash Flows from Financing Activities:
Proceeds from long-term debt		884,239
Payments on long-term debt		(80,000)
Dividends paid	(50,080)	(49,507)
Dividends paid to noncontrolling interest	(111,703)	(88,936)
Proceeds from stock options	65,230	27,735
Deferred loan costs		(6,981)
Other, net	(4,729)	(2,374)

Net financing activities from continuing operations	(101,282)	684,176

Effect of exchange rate changes on cash and cash equivalents	490	(1,998)

Increase in cash and cash equivalents	295,527	244,400
Cash and cash equivalents:
Beginning of year	254,370	9,970

End of period	$549,897	$254,370

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$20,011	$902
Income taxes paid	301,913	177,708

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Food Network Partnership noncontrolling interest - During 2010, we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner is required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made a capital contribution which resulted in their ownership interest in the Partnership being diluted. Based on our understanding of the Partnership agreement, the noncontrolling owner’s interest has been diluted from 31 percent to 25 percent. In the event that the noncontrolling owner subsequently makes their pro-rata capital contribution, their ownership interest will be returned to its pre-dilution percentage effective to the August 2010 date that we contributed the Cooking Channel to the Partnership.

In the fourth quarter of 2010, net income attributed to noncontrolling interests was reduced $8.0 million as a result of diluting the noncontrolling owner’s residual interest in the Partnership. Net income attributable to SNI was increased $4.7 million, $.03 per share.

Travel Channel and other costs - Operating results in the fourth quarter of 2010 include $2.3 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December of 2009. Net income attributable to SNI for the fourth quarter of 2010 was reduced $0.9 million, $.01 per share.

For the year-to-date period of 2010, these Travel Channel transition costs were $29.9 million. Year-to-date operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced year-to-date net income attributable to SNI $17.8 million, $.11 per share.

During the fourth quarter of 2009, we incurred financing and other transaction related costs of $22.3 million associated with our acquisition of a 65% controlling interest in the Travel Channel and $4.0 million related to international investments. These items reduced net income attributable to SNI $13.9 million, $.08 per share.

Income tax adjustments - In the fourth quarter of 2010, we reached agreement with certain state tax authorities on income tax positions taken in our prior period tax returns. The settlements and related reduction of our liability for uncertain tax positions provided an income tax benefit of $15.7 million in the fourth quarter. Net income attributed to SNI was increased by $.09 per share.

During the third quarter 2010, a favorable adjustment was recorded to the income tax provision attributed to changes in both estimated foreign tax credits and state apportionment factors reflected in our filed tax returns. Year-to-date net income attributable to SNI was increased by $4.3 million, $.03 per share.

Our tax provision for the fourth quarter of 2009 includes favorable adjustments that were primarily attributed to differences identified between our prior year tax provision and tax returns. Net income was increased by $8.3 million, $.05 per share.

Cooking Channel rebranding - During the fourth quarter of 2009, we announced that FLN would be rebranded as The Cooking Channel. As a result of the decision to rebrand FLN, we completed an analysis of FLN’s programming library and recorded a non-cash charge of $21.1 million in the fourth quarter of 2009 to write-off FLN programming rights. The charge reduced net income attributable to SNI $12.1 million, $.07 per share.

2. DISCONTINUED OPERATIONS

During the second quarter of 2009, the board of directors authorized management to pursue the sale of our uSwitch business, which culminated in the sale of the operations of uSwitch during the fourth quarter 2009 for approximately $10.3 million in cash. The uSwitch business’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our condensed consolidated financial statements for all periods presented. The results of our uSwitch business have also been excluded from Interactive Services’ segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Operating revenues	$—	$6,151	$—	$22,732

Income (loss) from discontinued operations, before tax:
Income (loss) from operations	$—	$(2,396)	$714	$(4,131)
Gain on divestiture	—	28,668		28,668

Income (loss) from discontinued operations, before tax	$—	$26,272	$714	$24,537
Income taxes (benefit)	—	(1,704)	(9,315)	(1,554)

Income (loss) from discontinued operations, net of tax	$—	$27,976	$10,029	$26,091

The income tax benefit recorded in 2010 reflects a reduction in the valuation allowance on the deferred tax asset resulting from the uSwitch sale in December of 2009. The reduction in the valuation allowance is attributed to the utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the Company’s separation from The E. W. Scripps Company (“E.W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in the second quarter that these capital gains were available for use by SNI. The income tax benefit increased income from discontinued operations $9.3 million.

The 2009 gain from the uSwitch divestiture reflects the recognition of $44.4 million in foreign currency translation gains that were previously recognized in equity as a component of accumulated other comprehensive income. The foreign currency translation gain was partially offset by a $6.8 million charge recorded for lease obligations we assumed in the sale and an $8.9 million loss that was recognized on the sale of uSwitch’s net assets.

3. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel (previously branded as Fine Living Network), and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home, and travel related categories such as HGTVPro.com and FrontDoor.com. The Food Network and Cooking Channel are included in the Food Network Partnership of which we currently own approximately 75%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate and Beso. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects consumer reviews of stores and products.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 6—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Lifestyle Media	$500,981	$380,075	31.8%	$1,867,228	$1,366,802	36.6%
Interactive Services	67,750	49,035	38.2%	184,469	173,920	6.1%
Corporate	4,310	629		15,465	526

Total operating revenues	$573,041	$429,739	33.3%	$2,067,162	$1,541,248	34.1%

Segment profit (loss):
Lifestyle Media	$247,888	$167,963	47.6%	$903,572	$636,865	41.9%
Interactive Services	20,756	10,060		38,696	30,735	25.9%
Corporate	(21,670)	(26,005)	(16.7)%	(68,432)	(65,952)	3.8%

Total segment profit	246,974	152,018	62.5%	873,836	601,648	45.2%
Depreciation and amortization of intangible assets	(30,087)	(22,900)	31.4%	(124,975)	(81,470)	53.4%
Gains (losses) on disposal of PP&E	(549)	(1,542)	(64.4)%	(1,833)	(2,509)	(26.9)%
Interest expense	(8,621)	(1,789)		(35,167)	(2,810)
Travel Channel financing costs		(12,118)			(12,118)
Equity in earnings of affiliates	8,644	5,792	49.2%	30,126	18,626	61.7%
Miscellaneous, net	(919)	(389)		(2,083)	(1,110)	87.7%

Income from continuing operations before income taxes	$215,442	$119,072	80.9%	$739,904	$520,257	42.2%

Corporate includes the operating results of the venture we formed with Chello Zone Media in the fourth quarter of 2009, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello Zone Media, of which we own 89%, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in international expansion initiatives increased the fourth quarter 2010 segment loss at corporate by $3.9 million and increased the 2010 year-to-date segment loss by $11.3 million.

Corporate costs in the fourth quarter of 2009 include transaction costs of $10.2 million that were incurred related to the Travel Channel acquisition.

4. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2010	2009	Change	2010	2009	Change

Operating revenues by brand:

HGTV	$176,335	$156,353	12.8%	$685,237	$616,278	11.2%
Food Network	177,957	144,295	23.3%	663,530	507,513	30.7%
Travel Channel	68,102	11,334		248,510	11,334
DIY	22,839	18,537	23.2%	87,140	69,670	25.1%
Cooking Channel/FLN (1)	15,656	12,227	28.0%	55,281	46,115	19.9%
GAC	7,735	7,590	1.9%	30,267	26,864	12.7%
Digital Businesses	29,223	27,792	5.1%	90,216	81,804	10.3%
Other	3,821	2,016	89.5%	9,133	8,173	11.7%
Intrasegment eliminations	(687)	(69)		(2,086)	(949)

Operating revenues by type:

Advertising	$352,804	$287,319	22.8%	$1,287,956	$1,009,496	27.6%
Network affiliate fees, net	138,007	85,711	61.0%	551,424	325,885	69.2%
Other	10,170	7,045	44.4%	27,848	31,421	(11.4)%

Subscribers (2):

HGTV				99,400	98,700	0.7%
Food Network				100,100	99,200	0.9%
Travel Channel				95,600	95,200	0.4%
DIY				53,500	53,200	0.6%
Cooking Channel/FLN (1)				57,100	56,400	1.2%
GAC				59,300	58,500	1.4%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

5. TRAVEL CHANNEL

On December 15, 2009 we acquired a 65 percent controlling interest in the Travel Channel (the “Travel Channel Acquisition”).

The following table summarizes Travel Channel’s quarterly financial information for 2009.

(in thousands)
	Operating	Segment
2009	Revenues	Profit

First quarter	$52,788	$10,089
Second quarter	54,704	21,415
Third quarter	55,512	14,285
Fourth quarter	65,348	22,659

Total	$228,352	$68,448

Prior to December 15, 2009, the Travel Channel was owned and operated by Cox TMI Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). The summarized results above reflect the historical combined results of operations for the Travel Channel and were prepared on a basis of accounting that was in accordance with GAAP, but the amounts are not necessarily indicative of Travel Channel’s actual results had they been operating as a separate, stand-alone company for the periods presented. The amounts summarized above include allocations for certain corporate overhead expenses that were based on Cox management’s best estimate of amounts attributable to the Travel Channel. Additionally, the Travel Channel had a number of service agreements with a third party covering affiliate sales, advertising sales and transmission and quality control/library services. The costs of these services are included in the quarterly results summarized above. These services have been transitioned to SNI. Costs allocated to Travel Channel for such services following transition could differ from the amounts included in the historical results above.

The fourth quarter 2009 amounts include both the periods prior to and subsequent to the Travel Channel Acquisition.

6. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income	$216,338	$127,576	$747,028	$517,669
Depreciation and amortization of intangible assets:
Lifestyle Media	21,233	11,390	89,469	38,822
Interactive Services	8,340	10,432	33,624	40,862
Corporate	514	1,078	1,882	1,786

Losses (gains) on disposal of PP&E:
Lifestyle Media	250	184	1,511	755
Interactive Services	299	1,358	322	1,754

Total segment profit	$246,974	$152,018	$873,836	$601,648

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Segment profit	$246,974	$152,018	$873,836	$601,648
Income taxes paid	(87,207)	(52,133)	(301,913)	(177,708)
Interest paid	(256)	(173)	(20,011)	(902)
Working capital and other	(17,518)	32,814	(74,445)	114,597

Cash provided by continuing operating activities	141,993	132,526	477,467	537,635
Dividends paid to noncontrolling interest	(15,047)	(9,454)	(111,703)	(88,936)
Acquisitions of property, plant and equipment	(24,959)	(32,154)	(76,979)	(90,006)

Free cash flow	$101,987	$90,918	$288,785	$358,693

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.